                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            EMC INSURANCE GROUP INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                            EMC INSURANCE GROUP INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------
- -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                  [COPYWHITE]




                                 April 27, 1994

Dear Stockholder,

      I am pleased to extend to you my personal invitation to attend the 1994 Annual Meeting of Stockholders of EMC Insurance Group Inc. (the "Company") on May 25, 1994 at 10:00 A.M. at the offices of the Company at 717 Mulberry Street, Des Moines, Iowa 50309.

      The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's 1993 performance and its plans for 1994. Certain members of the Company's Board of Directors and Officers of the Company, as well as representatives of KPMG Peat Marwick, the Company's independent accountants, will be available to answer any questions you may have.

      While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares be represented. I urge you, therefore, to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

                                         Sincerely,



                                         Robb B. Kelley
                                         Chairman of the Board

                            EMC INSURANCE GROUP INC.

                                   NOTICE OF
                      1994 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 1994

TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:

     Notice is hereby given that the Annual Meeting of the Stockholders of EMC Insurance Group Inc., an Iowa corporation (the "Company"), will be held on Wednesday, May 25, 1994 at 10:00 a.m. local time, at the Company's offices, 717 Mulberry Street, Des Moines, Iowa for the following purposes:

     1. To elect a Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick as the Company's independent certified public accountants for the current fiscal year; and

     3. To transact such other business as may come before the meeting or any adjournment thereof.

     Each share of the Company's Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 4, 1994 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.

April 27, 1994

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      PHILIP T. VAN EKEREN, Secretary



PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMC INSURANCE GROUP INC.
                              717 MULBERRY STREET
                             DES MOINES, IOWA 50309

                                PROXY STATEMENT
                      1994 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1994

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the "Company") of proxies from the holders of the Company's $1.00 par value Common Stock (the "Common Stock") for use at the 1994 Annual Meeting of Stockholders to be held on May 25, 1994, and at any adjournment thereof (the "Annual Meeting").

     This proxy statement, the accompanying form of proxy and the Company's 1993 Annual Report to Stockholders are first being sent to the Company's stockholders on or about April 27, 1994.

     The accompanying proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.

     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of the Company, its parent, Employers Mutual Casualty Company ("Employers Mutual") and their subsidiaries. The cost of solicitation, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDER

     All stockholders of record of the Common Stock at the close of business on April 4, 1994 are entitled to notice of and to vote at the Annual Meeting. The vote of a majority of the shares voted at the Annual Meeting, at which a quorum is present, is required to elect the Directors and to approve the other proposals presented at the Annual Meeting. At the close of business on April 4, 1994, there were 10,389,361 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

     On April 4, 1994, Employers Mutual, 717 Mulberry Street, Des Moines, Iowa, owned 6,954,032 shares, or approximately 67 percent of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company's Common Stock at all times in the future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will give it the right to elect all of the directors of the Company. The Company is aware of no other stockholder who owns more than 5 percent of the Company's Common Stock.

     The Company's operations are interrelated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for terms extending until the 1995 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received by the management of the Company in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the seven nominees for director listed in the table below. The Board of Directors of the Company has no reason to believe that any of such nominees may not be available to serve or will not serve as a director if elected; however, if any nominee is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee.

     The table below contains certain information with respect to the Board of Directors' nominees for election as directors.

                                              DIRECTOR                     POSITION WITH
                NAME                   AGE     SINCE                        THE COMPANY
- ------------------------------------   ---    --------    -----------------------------------------------
George C. Carpenter III.............   66       1981      Director
David J. Fisher.....................   57       1985      Director
Bruce G. Kelley.....................   40       1991      President, Chief Executive Officer and Director
Robb B. Kelley......................   77       1974      Chairman of the Board and Director
George W. Kochheiser................   68       1974      Director and former President and Chief
                                                          Operating Officer
Raymond A. Michel...................   68       1981      Director
Therese M. Vaughan..................   37       1992      Director

     George C. Carpenter III was Executive Director of Iowa Public Television from November 1985 until his retirement in April 1993. During the period from 1984 through 1985 he was Vice President of Palmer Communications and prior to that he was Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.

     David J. Fisher has been Chairman of the Board and President of Onthank Company, a Des Moines based wholesale distributor of floor, window and wall covering products, since 1978. He is a member of the Board of Directors of the Greater Des Moines YWCA, the Iowa Lutheran Hospital Foundation, the State of Iowa Salary Review Commission, the University Foundation, Liberty Savings Bank and Kirke-Van Orsdel, Inc. Mr. Fisher also serves as Chairman of the Governor's Committee on Government Spending Reform.

     Bruce G. Kelley is President, Chief Executive Officer and Director of the Company and of Employers Mutual. He was Executive Vice President of the Company from 1989 to 1991 when he became President and Chief Operating Officer. Mr. Kelley was Vice President and General Counsel of Employers Mutual from 1985 until 1989 and Executive Vice President from 1989 until 1991 when he became President and Chief Operating Officer. He was elected President and Chief Executive Officer of the Company in August 1992. He has been employed with Employers Mutual since 1985. He is a Director of Brenton Bank, N.A. of Des Moines. He is the son of Robb B. Kelley.

     Robb B. Kelley is Chairman of the Board and Director of the Company and of Employers Mutual. Mr. Kelley was Chief Executive Officer of the Company from 1974 until 1992 and has been Chairman of the Board since 1982. He was Chief Executive Officer of Employers Mutual from 1963 to 1992 and has been Chairman of that company's Board since 1982. He has been a Director of Employers Mutual since 1956. He was employed with Employers Mutual from 1939 until his retirement from active employment in September of 1992. He is a Director of Iowa Business Development Credit Corporation, a Board member of the Iowa Public Employees Retirement System (IPERS), and a life member of the Board of Trustees of Drake University. Mr. Kelley is the father of Bruce G. Kelley.

     George W. Kochheiser was President and Chief Operating Officer of the Company and of Employers Mutual, from 1982 until his retirement in 1991. Mr. Kochheiser also serves as a Director of Employers Mutual, Employers Modern Life Company, Union Insurance Company of Providence, American Liberty Insurance Company and of Dakota Fire Insurance Company.

     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1987 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.

     Therese M. Vaughan is Director of the Insurance Center and Chair of the Insurance Department at Drake University in Des Moines, Iowa, a position she has held since 1988. Prior to assuming her present position, Ms. Vaughan was a consultant for Tillinghast, a Towers Perrin Company, in New York City. She is a member of the Board of Directors of the Young Women's Resource Center and of the Iowa Insurance Development Board.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 1993, the Board of Directors of the Company held four regular meetings. In 1993, each member of the Board of Directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors has an Executive Committee and the members are Bruce
G. Kelley, Robb B. Kelley and George W. Kochheiser. The Executive Committee did not meet during the year ended December 31, 1993. The Executive Committee has authority to exercise all of the authority of the Board of Directors when the Board is not in session, with the exception of certain actions which, under Iowa law and the By-Laws, require Board action; these include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, designating candidates for election as directors or filling director vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Charter, or amending the Company's By-Laws.

     The Board has an Audit Committee, the members of which are George C. Carpenter III, David J. Fisher and Raymond A. Michel. The Audit Committee held two meetings in 1993. The Committee met with management and the independent auditors in connection with its review of matters relating to the Company's annual financial statements and the Company's system of internal accounting controls. The Committee met with the independent auditors and the internal auditors, with and without management present, to discuss appropriate matters.

     In 1993, the Board appointed an Investment Committee, the members of which are Bruce G. Kelley, Robb B. Kelley and George W. Kochheiser. The Committee has the authority to monitor the investments of the Company and to make decisions on the appropriateness of the types of securities accounts held, the amount of Company funds to be allocated to each and when funds should be transferred from one account to another, when it is deemed to be in the best interest of the Company. The Investment Committee did not meet during 1993; however, the Investment Committees of the Company's property and casualty subsidiaries held numerous meetings during the year with respect to their individual portfolios.

     An Inter-Company Committee was established in 1984 by mutual agreement of the Boards of Directors of the Company and Employers Mutual. The three members of the Board's Audit Committee also serve as the members of the Inter-Company Committee. Employers Mutual is represented on the Inter-Company Committee by three members of its Board of Directors. The primary responsibility of the Inter-Company Committee is to review all major transactions between the two entities. The Inter-Company Committee held two meetings during 1993.

DIRECTORS' COMPENSATION

     In 1993, each member of the Company's Board of Directors who was not an officer or employee of the Company was entitled to $700 for each board meeting or committee meeting attended, plus expenses, and a $7,500 annual fee payable irrespective of attendance at meetings. If two or more committee meetings are held on one day, the maximum fee permitted is $700, except in the event of an Audit Committee meeting and an Inter-Company Committee meeting being held on the same day in which case two meeting fees are paid. Also, when a committee meeting is held on the same day as a board meeting, the maximum fee paid is $700 per day.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following information is furnished as to the Common Stock of the Company owned beneficially as of April 4, 1994, by each of the Company's directors and nominees and by each executive officer of Employers Mutual. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

                                                                     AMOUNT AND NATURE
                                                                       OF BENEFICIAL       PERCENT
                               NAME                                    OWNERSHIP (1)       OF CLASS
                                                                     -----------------     --------
George C. Carpenter III...........................................          2,091                (2)
David J. Fisher...................................................          1,207                (2)
Bruce G. Kelley...................................................        145,422(3)          1.4%
Robb B. Kelley....................................................         72,081(4)             (2)
George W. Kochheiser..............................................         46,162                (2)
Raymond A. Michel.................................................          4,000                (2)
Therese M. Vaughan................................................          1,343                (2)
Fredrick A. Schiek................................................         18,173(5)             (2)
John D. Isenhart..................................................         18,978(6)             (2)
Philip T. Van Ekeren..............................................         20,122(7)             (2)
Elwin H. Creese...................................................         21,034(8)             (2)
All Directors and Executive Officers as a Group (13 persons,
  including those listed above)...................................        383,893             3.7%

- ---------------
(1) All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2) The Director's percent of shares owned does not exceed one percent of the total shares of Common Stock outstanding.

(3) Bruce G. Kelley owns 9,040 shares of Common Stock directly and 100,492 shares indirectly. Of the 100,492 shares indirectly owned 91,500 are owned by a limited partnership of which he holds power of attorney and is a general partner, 7,912 are owned by his children and he has power of attorney over 1,080 shares owned by an unrelated party. In addition, he owns presently exercisable options to purchase 35,890 shares of Common Stock, which shares are included in the table. See "Compensation of Management -- Stock Options."

(4) Robb B. Kelley owns 67,691 shares of Common Stock directly and 4,390 shares indirectly. Of the indirectly held shares, 1,600 are owned by Mr. Kelley's wife and 2,790 are owned by a conservatorship of which he is the conservator.

(5) Fredrick A. Schiek directly owns 7,583 shares of Common Stock and has presently exercisable options to purchase 10,590 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(6) John D. Isenhart directly owns 7,378 shares of Common Stock and has presently exercisable options to purchase 11,600 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(7) Philip T. Van Ekeren directly owns 8,672 shares of Common Stock and has presently exercisable options to purchase 11,450 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(8) Elwin H. Creese directly owns 12,184 shares of Common Stock and has presently exercisable options to purchase 8,850 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

                          FILINGS UNDER SECTION 16(A)

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that the Company's executive officers and directors file initial reports of ownership and reports of changes in ownership of shares of the Company's stock with the Securities and Exchange Commission. Based solely on a review of copies of the filed forms furnished to the Company, or of written representations that no reporting was required, the Company believes that all of its executive officers and directors were in compliance with the Section 16(a) reporting requirements during 1993.

                           COMPENSATION OF MANAGEMENT

     The Company has no employees of its own and, consequently, it has no payroll, no employee benefit plans and no compensation committee of its Board. Therefore, all compensation and all benefits reported on in this proxy statement are established by the Employers Mutual Board of Directors or by one or another of its Committees. Approximately 12 employees of Employers Mutual devote a portion of their time performing administrative duties for the Company. In general, during 1993 the Company's business was conducted by employees of Employers Mutual and of two of the Company's subsidiaries, Illinois EMCASCO Insurance Company and Farm and City Insurance Company.

     Three of the Company's property and casualty insurance subsidiaries, Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company, and two subsidiaries of Employers Mutual, are parties to reinsurance pooling agreements with Employers Mutual (collectively, the "Pooling Agreement"). The compensation of Employers Mutual's officers during 1993 was shared by the Company's property and casualty companies in accordance with their interests in the pool. Likewise, the compensation of the officers of the Company's subsidiary companies (exclusive of two subsidiaries) was charged as an expense to the Pooling Agreement and as such was shared by all of the parties to the Pooling Agreement in accordance with their interests in the pool. The compensation paid to officers of Farm and City Insurance Company was not allocated to the Pooling Agreement and was consequently borne entirely by the Company.

     The participation of the Company's property and casualty insurance subsidiaries in the Pooling Agreement during 1993 was 22 percent and this percentage represents the portion of the compensation expenses described below which were allocated to the Company during the year.

     The compensation of the executive officers of Employers Mutual is initially determined by a Senior Executive Compensation and Stock Option Committee composed of four members of its Board of Directors, and subsequently approved by the full Board of Directors of Employers Mutual.

     Employers Mutual and its non-life subsidiary companies (including the Company) collectively had assets that totaled $1,228,334,000 at year-end 1993 and had written premiums of $562,817,000 for the year.

     The following table sets forth information with respect to compensation paid by Employers Mutual to its Chief Executive Officer and the four next most highly compensated executive officers for services in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                ------------
                                    ANNUAL COMPENSATION(1)                       INCENTIVE
                                   -------------------------    OTHER ANNUAL    STOCK OPTION     ALL OTHER
            NAME AND                       SALARY     BONUS     COMPENSATION       GRANTS       COMPENSATION
       PRINCIPAL POSITION          YEAR      ($)       ($)         ($)(2)          (#)(3)          ($)(4)
- --------------------------------   ----    -------    ------    ------------    ------------    ------------
Bruce G. Kelley.................   1993    235,075    90,106                       34,000         2,898
President & Chief                  1992    232,759    81,856                        4,000         2,807
Executive Officer                  1991    170,465    44,681                        6,000          --

Frederick A. Schiek.............   1993    175,372    59,503                       12,000         4,382
Executive Vice                     1992    152,949    46,342                        5,000         3,541
President & COO                    1991       --        --                           --            --
                                   1993    127,412    37,921                        1,550         3,673

John D. Isenhart................   1992    122,178    35,115                        1,000         3,312
Sr Vice President                  1991    111,212    26,032                        2,250          --

Philip T. Van Ekeren............   1993    120,743    35,911                        2,250         4,520
Sr Vice President                  1992       --        --                           --            --
& Secretary                        1991       --        --                           --            --

Elwin H. Creese.................   1993    119,902    35,671                        2,250         4,092
Sr Vice President                  1992    113,786    32,701                        1,000         3,846
& Treasurer                        1991    103,573    24,242                        2,250          --

- ---------------
(1) Compensation deferred at election of executive includable in category and year earned.

(2) Total of all other annual compensation for each of the named executives did not exceed the reporting thresholds.

(3) All stock options granted were at option prices equal to the fair market value of the stock on the date of grant, have a term of ten years and vest at a rate of 20% per year commencing in the second year of the term.

(4) The amounts shown for all other compensation include employer matching contributions to the Employers Mutual 401K Plan and excess group life insurance premiums. During 1993, contributions to the 401K Plan on behalf of Messrs. Kelley, Schiek, Isenhart, Van Ekeren and Creese, respectively, were $2,358, $1,788, $1,706, $1,652 and $1,227. Excess life insurance premiums paid during 1993 on behalf of Messrs. Kelley, Schiek, Isenhart, Van Ekeren and Creese were $540, $2,594, $1,967, $2,868 and $2,865, respectively.

STOCK OPTIONS

     The following table sets forth details regarding stock options granted to the named executive officers during 1993. In addition, the table shows the hypothetical gain, or "option spreads", that would exist for the respective options. The gains are based on assumed rates of annual compound stock appreciation of five and

10 percent over the full term of the options. The stock option plans utilize the Common Stock of the Company, with the Company receiving the full fair market value at the date of exercise for all stock issued under the plans.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                               REALIZABLE
                                                                                            VALUES BASED ON
                                           NUMBER                                           ASSUMED RATES OF
                                             OF        % OF      EXERCISE                     STOCK PRICE
                                          OPTIONS      TOTAL      PRICE                     APPRECIATION (3)
                                          GRANTED     OPTIONS     ($/SH)     EXPIRATION    ------------------
                 NAME                     (#) (1)     GRANTED      (2)          DATE       5% ($)     10% ($)
- ---------------------------------------   --------    -------    --------    ----------    -------    -------
Bruce G. Kelley........................     34,000      20.8       9.56        6/1/03      204,340    517,820
Fredrick A. Schiek.....................     12,000       7.6       9.56        6/1/03       72,120    182,760
John D. Isenhart.......................      1,550       0.9       9.56        6/1/03        9,316     23,607
Philip T. Van Ekeren...................      2,250       1.4       9.56        6/1/03       13,523     34,268
Elwin H. Creese........................      2,250       1.4       9.56        6/1/03       13,523     34,268

- ---------------
(1) All grants of options shown are for ten year terms and the options vest at 20 percent per year commencing on the first anniversary of the grant date.

(2) The exercise price for all grants was 100 percent of the fair market value of the stock on the date of grant.

(3) The potential realizable values indicated are based on the assumption that the stock price appreciates at the annual rate shown from the date of grant until the expiration date. These numbers do not reflect the historical increase in the price of the stock and do not represent the Company's estimate of future appreciation in the stock price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 1993, the realized gains from those exercises, and the number of unexercised options held as of December 31, 1993 and the amount of unrealized gains represented by them on that date.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                                            NUMBER OF         UNEXERCISED
                                                                           UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS AT         OPTIONS AT
                                                                          YEAR-END (#)       YEAR-END ($)
                                                               VALUE
                                           SHARES ACQUIRED    REALIZED    EXERCISABLE/       EXERCISABLE/
                  NAME                     ON EXERCISE (#)    ($) (1)     UNEXERCISABLE    UNEXERCISABLE (2)
- ----------------------------------------   ---------------    --------    -------------    -----------------
Bruce G. Kelley.........................        2,911           4,165     29,540/48,350      41,562/18,025
Frederick A. Schiek.....................        1,695           4,898      7,810/19,590       9,573/ 5,650
John D. Isenhart........................         --              --        9,890/ 5,210      12,864/ 3,519
Philip T. Van Ekeren....................         --              --        9,700/ 5,950      12,522/ 3,603
Elwin H. Creese.........................          550             792      7,140/ 5,910       8,910/ 3,563

- ---------------
(1) Value realized is the market value on the date(s) of exercise less the exercise price(s).

(2) The value of unexercised options/SARs is calculated by subtracting the exercise price(s) from the market value of the stock at year-end. The year-end market value was $9.63.

PENSION PLAN

     The Employers Mutual Retirement Annuity Plan (the "Pension Plan") has been restated to comply with the Tax Reform Act of 1986 (TRA). The restated plan was adopted by the Board of Directors of Employers Mutual on September 22, 1992.

     All of the individuals named in the Summary Compensation Table are participants in the Pension Plan. For Pension Plan purposes, the number of full years of service accrued and the 1993 compensation for Messrs. Kelley, Schiek, Isenhart, Van Ekeren, and Creese were eight and $235,840, 34 and $178,875, 30 and $170,691, 33 and $165,232, and nine and $122,767, respectively. During 1993,
Messrs. Schiek and Creese deferred bonus compensation which is not credited for Pension Plan purposes.

     The table below illustrates the approximate benefits that could be received from the Pension Plan by the individuals referred to in the executive compensation table.

  ASSUMED                                               YEARS OF SERVICE AT NORMAL RETIREMENT DATE
   ANNUAL                                               -------------------------------------------
EARNINGS (1)                                              15        20           25           30
- ------------                                            ------    -------      -------      -------
 $120,000............................................   24,646     33,604       42,558       47,934
  150,000............................................   30,043     41,522       52,994       61,120
  200,000............................................   42,722     58,401       74,071       83,479
  250,000............................................   54,019     73,898       93,767      105,696
  300,000............................................   65,317     89,396      113,463      127,912(2)
  350,000............................................   76,615    104,894      133,159(2)   150,128(2)
  450,000............................................   99,210    135,889(2)   172,550(2)   194,561(2)

- ---------------
(1) The annual earnings shown above have been computed to reflect a range adequate to cover the current salaries of the executives included in the Summary Compensation Table with provision for reasonable increases in future compensation. For 1993, pursuant to the requirements of the Internal Revenue Code, as amended, compensation crediting under the plan was limited to $235,840.

(2) Pursuant to the requirements of the Employee Retirement Income Security Act of 1974, the current maximum benefit payable at normal retirement age in any one year under qualified plans cannot exceed $118,800.

                         EXECUTIVE COMPENSATION REPORT

     The compensation of the executive officers is initially determined by the Senior Executive Compensation and Stock Option Committee ("Committee") of the Board of Directors of Employers Mutual, with subsequent approval by its Board of Directors. None of the Committee members are employees of Employers Mutual and none are employees or directors of the Company.

COMPENSATION PHILOSOPHY

     The general intent of Employers Mutual is to provide an executive compensation structure that will allow for a level of compensation that is competitive within the insurance industry and, more particularly, with a peer group of companies within the property and casualty insurance industry. That peer group is comprised of companies which are similar in size, have comparable insurance products and which have been identified as the competition with respect to such things as the quality of the products and services provided and which tend to compete in the same targeted markets as does Employers Mutual.

     It is also the intention of Employers Mutual to provide a level of compensation that will allow it to attract and retain highly qualified, motivated executives who will enhance the ability of Employers Mutual to continue its long history of steady growth and financial strength.

EXECUTIVE COMPENSATION COMPONENTS

     The compensation of Employers Mutual executives is primarily provided through the use of three major components in its compensation structure. Each of those components is designed to achieve a particular result and to allow for measurement of individual and collective executive performance.

     The basic component of executive compensation is base salary. On an annual basis, the Committee reviews the salary of each individual executive officer, using as a guideline the average base pay of other industry and peer company executives with like positions, and with strong reliance upon the Chief Executive Officer's report on the overall performance and progress of each executive during the past year.

     Through the use of an annual incentive bonus program, the executives have the opportunity to gain additional compensation based upon the overall performance of Employers Mutual and its subsidiaries. That bonus program measures performance as compared to that of the property and casualty insurance industry as a whole with respect to such specific areas as combined loss and expense ratio and the growth in surplus as regards policyholders for the program year. The Committee reviews the bonus program on an annual basis and makes changes to it if and when such changes are deemed to be appropriate.

     Employers Mutual has also made available a long-term incentive compensation opportunity for its senior executives by the use of incentive stock option grants. The Common Stock of the Company is utilized for those grants. Because of the Pooling Agreement that Employers Mutual has with two of its subsidiaries, and with three subsidiary companies of the Company, the Committee believes that superior performance by the senior executives of Employers Mutual will have a significant impact on the performance of the Common Stock of the Company, thereby providing long-term appreciation in the value of the options held by the executives. The Committee has drafted formal guidelines for granting stock options to eligible executives. Those guidelines provide for base option award ranges for executives based upon their level of authority and responsibility, in addition to providing for the granting of discretionary option awards to executives based upon such factors as individual performance, attainment of agreed goals and objectives and other contributions to overall results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For 1993, the Committee recommended that the base salary of Bruce G. Kelley, Chief Executive Officer, be increased to $235,572, an increase of 4.7 percent over the base salary paid him during 1992. The full Board of Directors of Employers Mutual approved that recommendation. The Committee arrived at that figure as a minimum for the position based upon a salary range imputed from surveys of base salaries being paid to Chief Executive Officers of bonus paying insurance industry and peer group companies.

     Under the Bonus Program, Mr. Kelley has received a bonus of $90,106 for 1993 performance and, in addition, the Committee and the Board of Directors approved a grant of 34,000 incentive stock options, the particulars of which are expanded upon in the foregoing Summary Compensation and Stock Option tables.

     Based on preliminary estimates of the results for the countrywide property and casualty industry during 1993, the combined companies' loss and expense ratio was 2.2 percent better than the industry. For the year, there was an addition to the companies' surplus of $16,436,675 and net premiums written increased to $562,817,000 as compared with $538,410,000 for 1992.

     Senior Executive Compensation and Stock Option Committee:

                                      William H. Brenton, Chairman
                                      Richard W. Booth
                                      Blaine A. Briggs
                                      Lanning Macfarland, Jr.

COMPENSATION COMMITTEE INTERLOCKS

     William H. Brenton is Chairman of the Executive Committee and Vice Chairman of the Board of Brenton Banks, Inc. and a member of the Board of Brenton Bank, N.A. of Des Moines. Employers Mutual and certain of its subsidiaries, including the Company, maintain a number of accounts in banks owned by Brenton Banks, Inc. and its subsidiaries.

     Bruce G. Kelley also serves as a member of the Board of Directors of Brenton Bank, N.A. of Des Moines.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Total Return Index for U.S. companies and the Peer Group Index, which is the Media General Industry Group 262 as adjusted to remove life insurance companies, over a five-year period beginning December 31, 1988 and ending December 31, 1993. The total stockholder return assumes $100.00 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Index and the Peer Group Index, as adjusted. It also assumes reinvestment of all dividends for the period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                        AMONG EMC INSURANCE GROUP INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                    EMC IN-
      MEASUREMENT PERIOD         SURANCE GROUP    PEER GROUP     NASDAQ MARKET
    (FISCAL YEAR COVERED)            INC.            INDEX           INDEX
1988                                       100             100             100
1989                                    109.59          128.02          112.89
1990                                    101.19          108.68           91.57
1991                                    148.37          137.88          117.56
1992                                    140.35          162.57          118.71
1993                                    165.47          166.51          142.40

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The operations of the Company are directly interrelated with the operations of Employers Mutual. Under the terms of the Pooling Agreement, each participating company cedes to Employers Mutual all of its insurance business and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses are prorated among the parties on the basis of participation in the pool. The aggregate participation of the Company's property and casualty insurance subsidiaries was 17 percent during 1991 and 22 percent during 1992 and 1993. The pool participants limit the maximum net loss which can arise from large risks or risks in concentrated areas of exposure by reinsuring with other insurers and reinsurers.

     Effective January 1, 1993 the Pooling Agreement was amended so that the voluntary assumed reinsurance business written by Employers Mutual is no longer subject to cession to the pool members. In connection with this change in the pooling agreement, Employers Mutual reimbursed the Company $43,259 for commissions for this business.

     EMC Reinsurance Company ("EMC Re") has an agreement with Employers Mutual whereby EMC Re accepts a 95 percent quota share of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. Under the agreement, EMC Re receives 95 percent of the premiums and assumes 95 percent of all related loss and settlement expenses of the business.

     Effective January 1, 1993 the quota share agreement was amended to provide that losses in excess of $1,000,000 per event are retained by Employers Mutual. During 1993, EMC Re paid $1,808,527 to Employers Mutual for this additional protection.

     Effective June 30, 1993 Employers Mutual commuted the portion of the quota share agreement that pertains to a casualty pool that is in a run-off position. During 1993, the Company recognized income in the amount of $259,217 as a result of this change.

     As of October 31, 1993, Employers Mutual commuted the portion of the quota share agreement that pertains to a voluntary pool of reinsurance business. As a result of this change, Employers Mutual paid the Company $1,207,425 for commissions incurred in the generation of that business.

     Under the quota share agreement in 1993, EMC Re assumed a total of $34,445,978 in reinsurance premiums from Employers Mutual and, in return, it paid Employers Mutual $8,979,309 as reimbursement for its acquisition expenses.

     In conjunction with the above noted changes to the quota share agreement, a catastrophe reinsurance treaty between EMC Re and Employers Mutual was terminated. That treaty called for the payment of losses in excess of $1,000,000 from any one catastrophe, subject to a maximum of $3,000,000, and with a maximum recovery under the treaty limited to $6,000,000. During 1993, EMC Re recovered $306,250 under the treaty and it paid no premiums to Employers Mutual.

     EMC Re also has an aggregate excess of loss treaty with Employers Mutual which provides protection against losses resulting from multiple catastrophes. The coverage provided by this treaty is $2,000,000 in excess of $2,500,000 of losses retained by EMC Re, excess of $200,000 per single catastrophe. The Maximum recovery under this treaty in any one year is $4,000,000. During 1993, EMC Re recovered $143,501 and it paid reinstatement premiums of $208,470. Total premiums paid to Employers Mutual during the year under this treaty amounted to $708,445.

     In addition to amounts paid pursuant to the Pooling Agreement, the Company paid Employers Mutual $397,501 in 1993 to cover administrative overhead incurred by Employers Mutual in providing investment services. The allocation of charges to the Company is based on both the number of the Company's investment transactions and the dollar value of the Company's investment portfolio in relation to the corresponding number of transactions in, and value of, the investment portfolios of Employers Mutual and its property and casualty subsidiaries. Based on this allocation, the Company believes such fees to be reasonable.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG Peat Marwick, independent certified public accountants, audited the accounts of the Company for the year ended December 31, 1993. The Board of Directors has selected KPMG Peat Marwick as auditors for 1994 and the stockholders are asked to ratify that selection. During 1993, in connection with its audit function, KPMG Peat Marwick provided services to the Company which included the examination of the annual consolidated financial statements, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934, auditing certain employee benefit plans and consultation regarding various financial and accounting matters.

     A representative of KPMG Peat Marwick will be present at the Annual Meeting, and will be given an opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE CONTRARY.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting of Stockholders must be received by the Company not later than December 28, 1994. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year, and the securities so held must have a market value of at least $1,000. Any such proposal will be included in the Proxy Statement for the 1995 Annual Meeting, if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder's proposal is determined by the Company to be appropriate under rules promulgated by the Commission.

April 27, 1994

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Philip T. Van Ekeren, Secretary

- --------------------------------------------------------------------------------

                             EMC INSURANCE GROUP INC.

                              PROXY FOR COMMON STOCK
                    ANNUAL MEETING OF STOCKHOLDERS--MAY 25,1994

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           The undersigned hereby appoints Robb B. Kelley, Bruce G. Kelley and George W. Kochheiser, or any of them, Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of stock of EMC Insurance Group Inc. held of record by the undersigned on April 4, 1994, at the Annual Meeting of Stockholders to be held on May 25, 1994 or any adjournment thereof.

        1. ELECTION OF        / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
           DIRECTORS              (except as marked to the contrary below)       to vote for all nominees listed below

         George C. Carpenter III, David J. Fisher, Bruce G. Kelley, Robb B. Kelley, George W. Kochheiser, Raymond A. Michel, Therese M. Vaughan

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       ---------------------------------------------------------------------

       2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK AS THE INDEPENDENT AUDITORS OF THE COMPANY.
          / / FOR             / / AGAINST             / / ABSTAIN

       3. OTHER BUSINESS
          In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF
       NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

       Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.  When
                                             signing as attorney, executor,
                                             administrator, trustee or
                                             guardian, please give full title
                                             as such. If a corporation, please
                                             sign in full corporate name by
                                             President or other authorized
                                             officer. If a partnership, please
                                             sign in partnership name by
                                             authorized person.


                                             Dated:                      , 1994
                                                     --------------------------


                                             ----------------------------------
                                             Signature

                                             ----------------------------------
                                             Signature if held jointly

                                             PLEASE MARK, SIGN, DATE AND
                                             RETURN THE PROXY CARD PROMPTLY,
                                             USING THE ENCLOSED ENVELOPE.